As filed with the Securities and Exchange Commission on August 7, 2007

Registration No. 333-142438

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Amendment No. 2 to

FORM S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

TULLY’S COFFEE CORPORATION

(Name of registrant as specified in its charter)

Washington	5810	91-1557436
(State or other jurisdiction of incorporation or organization)	(Primary standard industrial classification code number)	(I.R.S. employer identification number)

3100 Airport Way South,

Seattle, Washington 98134

(206) 233-2070

(Address, including zip code, and telephone number, including area code, of principal executive offices and principal place of business)

Kristopher S. Galvin

Executive Vice President and Chief Financial Officer

3100 Airport Way South

Seattle, Washington 98134

Telephone: (206) 233-2070

Fax: (206) 233-2075

(Name, address, and telephone number of agent for service)

Copies of communications to:

Christopher J. Voss, Esq. Stoel Rives LLP 600 University Street, Suite 3600 Seattle, Washington 98101 Telephone: (206) 624-0900 Fax: (206) 386-7500	Christopher M. Kelly, Esq. Stephen E. Gillette, Esq. Jones Day 1755 Embarcadero Road Palo Alto, CA 94303 Telephone: (650) 739-3939 Fax: (650) 739-3900

Approximate date of commencement of proposed sale of securities to the public:    As soon as practicable after this registration statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box:  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

Explanatory Note

This Amendment No. 2 to this Registration Statement on Form S-1 is being filed for the sole purpose of amending Section 16(a) of Part II hereof and to file certain exhibits hereto. This Amendment No. 2 does not modify the prospectus constituting Part I of this Registration Statement. Accordingly, the prospectus has not been included in this Amendment No. 2.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution

The Registrant estimates that the expenses payable by it in connection with this offering, as described in this Registration Statement, will be as follows:

SEC registration fee	$1,535
NASDAQ listing application fee	100,000
NASD filing fee	5,500
Blue sky qualification fees and expenses	5,000
Legal fees and expenses	650,000
Accounting fees and expenses	225,000
Printing and engraving expenses	125,000
Transfer agent and registrar fees	130,000
Miscellaneous	57,965

Total Offering Expenses	$1,300,000

Item 14. Indemnification of Directors and Officers

Under the Washington Business Corporation Act (the “Washington Act”), our Amended and Restated Articles of Incorporation (the “Articles”), and our Amended and Restated Bylaws (the “Bylaws”), we have broad powers to indemnify directors and officers against liabilities that they incur in such capacities.

The Washington Act authorizes a corporation to indemnify its directors and officers against liability incurred in a proceeding if (a) the individual acted in good faith; (b) the individual reasonably believed (i) in the case of conduct in the individual’s official capacity, that his or her conduct was in the corporation’s best interests, or (ii) in all other cases, that his or her conduct was at least not opposed to its best interests; and (c) in the case of criminal proceedings, the individual had no reasonable cause to believe his or her conduct was unlawful. A Washington court may order indemnification, whether or not these standards of conduct have been met, if the court determines that the officer or director is fairly and reasonably entitled to indemnification in view of all the circumstances.

Article VI of the Articles and Article 11 of the Bylaws require us to indemnify any present or former director or officer, or a person serving in a similar post in another organization at our request, against expenses, judgments, fines, and amounts paid in settlement incurred by him or her in connection with any threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative, or investigative, to the fullest extent provided by the Washington Act.

The Washington Act also authorizes a corporation to include in its articles of incorporation provisions not inconsistent with law that eliminates or limits the personal liability of a director to the corporation or its shareholders for monetary damages for conduct as a director, except that such a provision cannot affect the liability of a director (i) for acts or omissions that involve intentional misconduct or a knowing violation of the law, (ii) for any unlawful corporate distribution as set forth in the Washington Act or (iii) for any transaction from which the director will personally receive a benefit to which the director is not legally entitled. Article V of the Articles provides that our directors shall not be liable to us or our shareholders for monetary damages for conduct as a director to the extent allowed by the Washington Act.

The Company maintains directors’ and officers’ liability insurance under which our directors and officers are insured against loss (as defined in the policy) as a result of claims brought against them for their wrongful acts in such capacities.

Item 15. Recent Sales of Unregistered Securities

Fiscal 2008

We issued warrants to Benaroya Capital Company L.L.C., to purchase up to 72,191 shares of our common stock at an exercise price of $2.64 per share in consideration for the Benaroya Capital credit facility. In consideration for a guaranty made in connection with the Benaroya Capital credit facility, we issued warrants to the guarantor to purchase up to 21,000 shares of our common stock at an exercise price of $2.64 per share. The offer and sale of these securities was made in reliance on the exemption from registration provided by Section 4(2) of the Securities Act of 1933, as amended.

Stock Issued upon Exercise of Warrants—We issued an aggregate of 199,951 shares of common stock to 114 warrant holders for aggregate consideration of $324,657. The offer and sale of these securities was made in reliance on the exemption from registration provided by Rule 506 of Regulation D under the Securities Act of 1933, as amended.

Stock Issued upon Cashless Conversions of Warrants—We issued an aggregate of 18,552 shares of common stock to 20 warrant holders pursuant to the cashless conversion provisions of their warrants. The offer and sale of these securities were made in reliance on the exemption provided by Section 3(a)(9) under the Securities Act, as amended.

Conversion of Series A Preferred Shares—Five holders of our Series A preferred shares converted 87,800 of their Series A preferred shares into an aggregate of 12,406 shares of common stock. The offer and sale of these securities were made in reliance on the exemption provided by Section 3(a)(9) under the Securities Act, as amended.

Conversion of Series B Preferred Shares—Nine holders of our Series B preferred shares converted 66,900 of their Series B preferred shares into an aggregate of 8,361 shares of common stock. The offer and sale of these securities were made in reliance on the exemption provided by Section 3(a)(9) under the Securities Act, as amended.

Fiscal 2007

Stock Issued upon Exercise of Warrants—In December 2006, we issued 68,799 shares of common stock to one warrant holder for aggregate consideration of $27,520. In March 2007 we issued 34,271 shares of common stock to 19 warrant holders for aggregate consideration of $90,483. The offer and sale of these securities was made in reliance on the exemption from registration provided by Section 4(2) of the Securities Act of 1933, as amended, as an offer and sale not involving a public offering.

Stock Issued upon Settlement of a Claim—In October 2006, we issued 7,000 shares of our common stock, with an agreed value of $12.00 per share, to 64 members of a settlement class that filed an employment related lawsuit against us in February 2004. The offer and sale of these securities was made in reliance on the exemption from registration provided by Section 3(a)(10) of the Securities Act of 1933, as amended.

Fiscal 2006

Warrants to Guarantors—We issued warrants to purchase an aggregate of 28,734 shares of common stock with an exercise price of $0.40 per share to seven directors, shareholders, and former directors as compensation for guaranteeing the indebtedness under our credit facilities. The offer and sale of these securities were made in reliance on the exemption from registration provided by Section 4(2) of the Securities Act of 1933, as amended, as offers and sales not involving a public offering.

Stock Issued upon Exercise of Warrants—In May 2005, Tully’s issued 625 shares of common stock to one warrant holder upon exercise of warrants for aggregate consideration to the company of $1,650. In June 2005, Tully’s issued 312 shares of common stock to one warrant holder upon exercise of warrants for aggregate consideration to the company of $825. In October 2005, Tully’s issued a total of 354 shares of common stock to four warrant holders upon exercise of warrants for aggregate consideration to Tully’s of $939. In January 2006, Tully’s issued a total of 972 shares of common stock to two warrant holders upon exercise of warrants for aggregate consideration to Tully’s of $2,566. The offer and sale of these securities were made in reliance on the exemption from registration provided by Section 4(2) of the Securities Act of 1933, as amended, as offers and sales not involving a public offering.

Conversion of Series B Preferred Shares—Four holders of our Series B preferred shares converted 60,000 of their Series B preferred shares into an aggregate of 7,500 shares of common stock. The offer and sale of these securities were made in reliance on the exemption provided by Section 3(a)(9) under the Securities Act, as amended.

Fiscal 2005

Warrants to Guarantors—We issued warrants to purchase an aggregate of 92,568 shares of common stock with an exercise price of $0.40 per share to 7 directors, shareholders, and former directors as compensation for guaranteeing the indebtedness under our credit facilities. The offer and sale of these securities were made in reliance on the exemption from registration provided by Section 4(2) of the Securities Act of 1933, as amended, as offers and sales not involving a public offering.

Stock Issued upon Exercise of Warrants—In May 2004, Tully’s issued 750 shares of common stock to one warrant holder upon exercise of warrants for aggregate consideration to Tully’s of $1,980. In December 2004, Tully’s issued 9,375 shares of common stock to three warrant holders upon exercise of warrants for aggregate consideration to Tully’s of $24,750. In January and February 2005, Tully’s issued 63,693 shares of its common stock to eighteen warrant holders upon exercise of warrants for aggregate consideration to the company of $33,624. The offer and sale of these securities were made in reliance on the exemption from registration provided by Section 4(2) of the Securities Act of 1933, as amended, as offers and sales not involving a public offering.

Conversion of Series B Preferred Shares—One holder of our Series B preferred shares converted 1,250 of their Series B preferred shares into an aggregate of 1,250 shares of common stock. The offer and sale of these securities were made in reliance on the exemption provided by Section 3(a)(9) under the Securities Act, as amended.

Item 16. Exhibits and Financial Statement Schedules

Exhibit Number	Description
1.1	Form of Underwriting Agreement

3.1	Amended and Restated Articles of Incorporation filed with the Washington Secretary of State on October 26, 1999(1)

3.1(a)	Articles of Amendment of the Restated Articles of Incorporation containing the Statement of Rights and Preferences of Series B Preferred Stock filed with the Washington Secretary of State on June 27, 2000(1)

3.1(b)	Articles of Correction to Amended and Restated Articles of Incorporation filed with the Washington Secretary of State on August 8, 2000(1)

Exhibit Number	Description
3.1(c)	Articles of Correction to Amended and Restated Articles of Incorporation filed with the Washington Secretary of State on August 8, 2000(1)

3.1(d)	Articles of Amendment to Amended and Restated Articles of Incorporation filed with the Washington Secretary of State on December 16, 2004(1)

3.1(e)	Articles of Amendment to Amended and Restated Articles of Incorporation filed with the Washington Secretary of State on June 27, 2007(1)

3.2	Amended and Restated Bylaws(6)

4.1	Description of capital stock contained in the Amended and Restated Articles of Incorporation (Included in Exhibit 3.1)(1)

4.2(a)	Form of Common Stock Purchase Warrants issued in Series A Preferred Stock financing(2)

4.2(b)	Common Stock Purchase Warrant, dated December 14, 2000, issued to KWM Investments LLC(2)

4.2(c)	Form of Common Stock Purchase Warrants issued to Guarantors of Kent Central, LLC Promissory Note(2)

4.2(d)	Common Stock Purchase Warrant, dated April 26, 2007, issued to Benaroya Capital Company, L.L.C.(2)

4.2(e)	Common Stock Purchase Warrant, dated July 12, 2007, issued to Benaroya Capital Company, L.L.C.(1)

4.2(f)	Form of Stock Purchase Warrant issued July 12, 2007 to Guarantor of Benaroya Capital credit facility(1)

4.3	Form of Registration Rights Agreement dated June 30, 1998, between Tully’s and certain holders of the Company’s Series A Preferred Stock(2)

4.4	Registration Rights Agreement, dated December 14, 2000, between Tully’s and KWM Investments LLC(2)

5.1	Opinion of Stoel Rives LLP(7)

10.1	Tully’s 1999 Employee Stock Purchase Plan(2)

10.2	Tully’s Second Amended and Restated 1994 Stock Option Plan(2)

10.3	Tully’s 2004 Stock Option Plan(2)

10.4	Form of Non-Qualified Stock Option Agreement(2)

10.5	Form of Incentive Stock Option Agreement(2)

10.6	Form of Founder’s Plan Option Agreement(2)

10.7(a)	Lease between Tully’s and Kent Central, LLC dated August 16, 1999(2)

10.7(b)	First Lease Amendment between Tully’s and Kent Central, LLC, dated December 17, 1999(2)

10.7(c)	Second Lease Amendment between Tully’s and Kent Central, LLC, dated June 6, 2000(2)

10.7(d)	Third Lease Amendment between Tully’s and Kent Central, LLC, dated November 7, 2000(2)

10.7(e)	Fourth Lease Amendment between Tully’s and Kent Central, LLC, dated February 21, 2001(2)

10.7(f)	Fifth Lease Amendment between Kent Central, LLC and Tully’s, dated November 1, 2002(2)

10.7(g)	Sixth Amendment to Lease Agreement between Tully’s and Rainier Commons, LLC, dated June 26, 2003(2)

Exhibit Number	Description
10.7(h)	Seventh Amendment to Lease Agreement between Tully’s and Rainer Commons, LLC, dated July 23, 2004(2)

10.7(i)	Eighth Amendment to Lease Agreement between Tully’s and Rainer Commons, LLC, dated October 7, 2004(2)

10.7(j)	Ninth Amendment to Lease Agreement between Tully’s and Rainer Commons, LLC, dated October 7, 2004(2)

10.7(k)	Tenth Amendment to Lease Agreement between Tully’s and Rainer Commons, LLC, dated December 16, 2005(2)

10.8	Exclusive License Agreement, dated April 11, 2001, between Tully’s and UCC Ueshima Coffee Company, LTD.(2)

10.9	Employment Summary, dated June 21, 2002 for Kristopher S. Galvin(2)

10.10	Employment Agreement for John K. Buller, dated September 1, 2006(2)

10.11	Letter of Employment for John D. Dresel(3)

10.12	Employment Summary, dated April 15, 2003, as amended September 16, 2005 for Ronald Gai(2)

10.13	Offer Letter for Robert Martin, dated December 1, 2004(2)

10.14	Offer Letter for Mark E. DaCosta, dated May 25, 2005(2)

10.15(a)	Asset Purchase Agreement by and between Tully’s Coffee Japan Co., Ltd. and Tully’s, dated August 19, 2005(2)

10.15(b)	First Amendment of Asset Purchase Agreement between Tully’s Coffee Japan Co., Ltd. and Tully’s, dated August 31, 2005(2)

10.16(a)	Contract of Sale & Security Agreement between Tully’s and Northrim Funding Services, dated June 29, 2006(2)

10.16(b)	Amendment #1 to Northrim Funding Services Contract of Sale & Security Agreement, dated June 22, 2005(2)

10.17	Inventory Security Agreement between Tully’s and Northrim Funding Services, dated June 29, 2006(2)

10.18	15% Senior Subordinated Secured Promissory Note in favor of Benaroya Capital Company, L.L.C.(2)

10.19	Guaranty Agreement between Tom O’Keefe and Benaroya Capital Company, L.L.C., dated April 25, 2007(2)

10.20	Security Agreement in favor of Benaroya Capital Company, L.L.C., dated April 26, 2007(2)

10.21	Agreement between Tully’s Coffee and Guarantor re Benaroya Capital Financing, dated April 25, 2007(2)

10.22	Termination Of Agreement Between Tully’s Coffee and Guarantors Re Kent Central Financing dated August 15, 2005(4)

10.23	Amendment #2 to Inventory Security Agreement between Tully’s Coffee Corporation and Northrim Funding Services, dated June 25, 2007(1)

10.24	Amendment to Secured Promissory Note and Security Agreement, dated as of July 12, 2007, in favor of Benaroya Capital Company, L.L.C. (1)

10.25	Amendment to Guaranty Agreement between Tom T. O’Keefe and Benaroya Capital Company, L.L.C., dated as of July 12, 2007(1)

Exhibit Number	Description
10.26	Agreement between Tully’s Coffee Corporation and Guarantor re Benaroya Capital Financing, dated July 12, 2007(1)

14.1	Tully’s Coffee Corporation Code of Business Conduct for Officers and Employees(5)

14.2	Tully’s Coffee Corporation Code of Business Conduct and Ethics(7)

21.1	Subsidiaries of Tully’s Coffee Corporation

23.1	Consent of Moss Adams LLP, Independent Registered Public Accounting Firm(7)

23.2	Consent of Stoel Rives LLP(7)

24.1	Power of Attorney for directors and officers (included on signature page)(2)

99.1	Audit Committee Charter(7)

99.2	Compensation Committee Charter(7)

99.3	Governance and Nominating Committee Charter(7)

99.4	Executive Committee Charter

(1)	Incorporated by reference to the Company’s Annual Report on Form 10-K, for the fiscal year ended April 1, 2007, as filed with the Commission on July 13, 2007
(2)	Incorporated by reference to the Company’s Registration Statement on Form S-1 (333-142438) filed with the Commission on April 27, 2007
(3)	Incorporated by reference to the Company’s Current Report on Form 8-K, dated September 30, 2004, as filed with the Commission on October 5, 2004
(4)	Incorporated by reference to the Company’s Current Report on Form 8-K dated August 31, 2005 as filed with the Commission on September 2, 2005
(5)	Incorporated by reference to the Company’s Annual Report on Form 10-K for the year ended March 28, 2004, as filed with the Commission on June 28, 2004
(6)	Incorporated by reference to the Company’s Quarterly Report on Form 10-Q for the quarter ended July 1, 2007, as filed with the Commission on July 26, 2007
(7)	Incorporated by reference to the Company’s Amendment No. 1 to its Registration Statement on Form S-1/A (333-142438) filed with the Commission on June 26, 2007.

Item 17. Undertakings

1. The undersigned Registrants hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreement certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.

2. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

3. The undersigned registrant hereby undertakes that:

(1) For the purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as a part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and this offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of Securities Act of 1933, as amended, the Registrant has duly caused this Amendment No. 2 to Form S-1 to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Seattle, State of Washington on August 3, 2007.

TULLY’S COFFEE CORPORATION

By:	/s/ Kristopher S. Galvin
Kristopher S. Galvin Executive Vice President and Chief Financial Officer

POWER OF ATTORNEY

Pursuant to the requirements of Securities Act of 1933, as amended, this Amendment No. 2 to Form S-1 has been signed by the following persons in the capacities held on August 3, 2007.

Signature	Title

/s/ Tom T. O’Keefe* Tom T. O’Keefe	Chairman of the Board

/s/ John K. Buller* John K. Buller	Director, President and Chief Executive Officer (principal executive officer)

/s/ Marc Evanger* Marc Evanger	Director

/s/ John M. Fluke* John M. Fluke	Director

/s/ Larry Hood* Larry Hood	Director

/s/ Gregory A. Hubert* Gregory A. Hubert	Director

/s/ Kathi Ainsworth-Jones* Kathi Ainsworth-Jones	Director

/s/ Kristopher S. Galvin Kristopher S. Galvin	Executive Vice President and Chief Financial Officer (principal accounting and financial officer)

*By:	/s/ Kristopher S. Galvin
Attorney-in-Fact

EXHIBIT INDEX

Exhibit Number	Description
1.1	Form of Underwriting Agreement

3.1	Amended and Restated Articles of Incorporation filed with the Washington Secretary of State on October 26, 1999(1)

3.1(a)	Articles of Amendment of the Restated Articles of Incorporation containing the Statement of Rights and Preferences of Series B Preferred Stock filed with the Washington Secretary of State on June 27, 2000(1)

3.1(b)	Articles of Correction to Amended and Restated Articles of Incorporation filed with the Washington Secretary of State on August 8, 2000(1)
3.1(c)	Articles of Correction to Amended and Restated Articles of Incorporation filed with the Washington Secretary of State on August 8, 2000(1)

3.1(d)	Articles of Amendment to Amended and Restated Articles of Incorporation filed with the Washington Secretary of State on December 16, 2004(1)

3.1(e)	Articles of Amendment to Amended and Restated Articles of Incorporation filed with the Washington Secretary of State on June 27, 2007(1)

3.2	Amended and Restated Bylaws(6)

4.1	Description of capital stock contained in the Amended and Restated Articles of Incorporation (Included in Exhibit 3.1)(1)

4.2(a)	Form of Common Stock Purchase Warrants issued in Series A Preferred Stock financing(2)

4.2(b)	Common Stock Purchase Warrant, dated December 14, 2000, issued to KWM Investments LLC(2)

4.2(c)	Form of Common Stock Purchase Warrants issued to Guarantors of Kent Central, LLC Promissory(2) Note

4.2(d)	Common Stock Purchase Warrant, dated April 26, 2007, issued to Benaroya Capital Company, L.L.C.(2)

4.2(e)	Common Stock Purchase Warrant, dated July 12, 2007, issued to Benaroya Capital Company, L.L.C.(1)

4.2(f)	Form of Stock Purchase Warrant issued July 12, 2007 to Guarantor of Benaroya Capital credit facility(1)

4.3	Form of Registration Rights Agreement dated June 30, 1998, between Tully’s and certain holders of the Company’s Series A Preferred Stock(2)

4.4	Registration Rights Agreement, dated December 14, 2000, between Tully’s and KWM Investments LLC(2)

5.1	Opinion of Stoel Rives LLP(7)

10.1	Tully’s 1999 Employee Stock Purchase Plan(2)

10.2	Tully’s Second Amended and Restated 1994 Stock Option Plan(2)

10.3	Tully’s 2004 Stock Option Plan(2)

10.4	Form of Non-Qualified Stock Option Agreement(2)

10.5	Form of Incentive Stock Option Agreement(2)

10.6	Form of Founder’s Plan Option Agreement(2)

10.7(a)	Lease between Tully’s and Kent Central, LLC dated August 16, 1999(2)

Exhibit Number	Description

10.7(b)	First Lease Amendment between Tully’s and Kent Central, LLC, dated December 17, 1999(2)

10.7(c)	Second Lease Amendment between Tully’s and Kent Central, LLC, dated June 6, 2000(2)

10.7(d)	Third Lease Amendment between Tully’s and Kent Central, LLC, dated November 7, 2000(2)

10.7(e)	Fourth Lease Amendment between Tully’s and Kent Central, LLC, dated February 21, 2001(2)

10.7(f)	Fifth Lease Amendment between Kent Central, LLC and Tully’s, dated November 1, 2002(2)

10.7(g)	Sixth Amendment to Lease Agreement between Tully’s and Rainier Commons, LLC, dated June 26, 2003(2)
10.7(h)	Seventh Amendment to Lease Agreement between Tully’s and Rainer Commons, LLC, dated July 23, 2004(2)

10.7(i)	Eighth Amendment to Lease Agreement between Tully’s and Rainer Commons, LLC, dated October 7, 2004(2)

10.7(j)	Ninth Amendment to Lease Agreement between Tully’s and Rainer Commons, LLC, dated October 7, 2004(2)

10.7(k)	Tenth Amendment to Lease Agreement between Tully’s and Rainer Commons, LLC, dated December 16, 2005(2)

10.8	Exclusive License Agreement, dated April 11, 2001, between Tully’s and UCC Ueshima Coffee Company, LTD.(2)

10.9	Employment Summary, dated June 21, 2002 for Kristopher S. Galvin(2)

10.10	Employment Agreement for John K. Buller, dated September 1, 2006(2)

10.11	Letter of Employment for John D. Dresel(3)

10.12	Employment Summary, dated April 15, 2003, as amended September 16, 2005 for Ronald Gai(2)

10.13	Offer Letter for Robert Martin, dated December 1, 2004(2)

10.14	Offer Letter for Mark E. DaCosta, dated May 25, 2005(2)

10.15(a)	Asset Purchase Agreement by and between Tully’s Coffee Japan Co., Ltd. and Tully’s, dated August 19, 2005(2)

10.15(b)	First Amendment of Asset Purchase Agreement between Tully’s Coffee Japan Co., Ltd. and Tully’s, dated August 31, 2005(2)

10.16(a)	Contract of Sale & Security Agreement between Tully’s and Northrim Funding Services, dated June 29, 2006(2)

10.16(b)	Amendment #1 to Northrim Funding Services Contract of Sale & Security Agreement, dated June 22, 2005(2)

10.17	Inventory Security Agreement between Tully’s and Northrim Funding Services, dated June 29, 2006(2)

10.18	15% Senior Subordinated Secured Promissory Note in favor of Benaroya Capital Company, L.L.C.(2)

10.19	Guaranty Agreement between Tom O’Keefe and Benaroya Capital Company, L.L.C., dated April 25, 2007(2)

10.20	Security Agreement in favor of Benaroya Capital Company, L.L.C., dated April 26, 2007(2)

10.21	Agreement between Tully’s Coffee and Guarantor re Benaroya Capital Financing, dated April 25, 2007(2)

Exhibit Number	Description
10.22	Termination Of Agreement Between Tully’s Coffee and Guarantors Re Kent Central Financing dated August 15, 2005(4)

10.23	Amendment #2 to Inventory Security Agreement between Tully’s Coffee Corporation and Northrim Funding Services, dated June 25, 2007(1)

10.24	Amendment to Secured Promissory Note and Security Agreement, dated as of July 12, 2007, in favor of Benaroya Capital Company, L.L.C.(1)

10.25	Amendment to Guaranty Agreement between Tom T. O’Keefe and Benaroya Capital Company, L.L.C., dated as of July 12, 2007(1)

10.26	Agreement between Tully’s Coffee Corporation and Guarantor re Benaroya Capital Financing, dated July 12, 2007(1)

14.1	Tully’s Coffee Corporation Code of Business Conduct for Officers and Employees(5)

14.2	Tully’s Coffee Corporation Code of Business Conduct and Ethics(7)

21.1	Subsidiaries of Tully’s Coffee Corporation

23.1	Consent of Moss Adams LLP, Independent Registered Public Accounting Firm(7)

23.2	Consent of Stoel Rives LLP(7)

24.1	Power of Attorney for directors and officers (included on signature page)(2)

99.1	Audit Committee Charter(7)

99.2	Compensation Committee Charter(7)

99.3	Governance and Nominating Committee Charter(7)

99.4	Executive Committee Charter

(1)	Incorporated by reference to the Company’s Annual Report on Form 10-K, for the fiscal year ended April 1, 2007, as filed with the Commission on July 13, 2007
(2)	Incorporated by reference to the Company’s Registration Statement on Form S-1 (333-142438) filed with the Commission on April 27, 2007
(3)	Incorporated by reference to the Company’s Current Report on Form 8-K, dated September 30, 2004, as filed with the Commission on October 5, 2004
(4)	Incorporated by reference to the Company’s Current Report on Form 8-K dated August 31, 2005 as filed with the Commission on September 2, 2005
(5)	Incorporated by reference to the Company’s Annual Report on Form 10-K for the year ended March 28, 2004, as filed with the Commission on June 28, 2004
(6)	Incorporated by reference to the Company’s Quarterly Report on Form 10-Q for the quarter ended July 1, 2007, as filed with the Commission on July 26, 2007
(7)	Incorporated by reference to the Company’s Amendment No. 1 to its Registration Statement on Form S-1/A (333-142438) filed with the Commission on June 26, 2007.